Exhibit 4.2

WAIVER REGARDING WARRANT

This Waiver Regarding Warrant (this “Waiver”) is entered into as of May 8, 2014 (the “Effective Date”), by and between PURAMED BIOSCIENCE, INC., a Minnesota corporation (the “Company”), and TONAQUINT, INC., a Utah corporation, its successors or registered assigns (“Holder”).

A. The Company previously issued to Holder that certain Warrant to Purchase Shares of Common Stock dated September 13, 2012 (the “Warrant”).

B. Holder has previously exercised the Warrant for Warrant Shares (as defined in the Warrant), and is currently entitled to exercise the Warrant for additional Warrant Shares in excess of 50,000,000.

C. The Company desires that Holder waive its right to exercise the Warrant for the full amount of Warrant Shares currently available under the Warrant, and Holder has agreed to do so, subject to the terms and conditions of this Waiver.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Waiver.  As of the Effective Date, Holder and the Company hereby agree that the number of additional Warrant Shares with respect to which Holder may exercise the Warrant shall be set at 4,304,481 (the “Cap Amount”), and Holder hereby waives the right to exercise the Warrant, on or after the Effective Date, for Warrant Shares in excess of the Cap Amount.  Both parties acknowledge and agree that (a) the Cap Amount constitutes the new amount of Warrant Shares with respect to which Holder may exercise the Warrant from the Effective Date forward, and that the Cap Amount shall not be reduced by any previous exercises under the Warrant, or increased by other provisions of the Warrant, and (b) without this Waiver, Holder would be entitled to exercise the Warrant for Warrant Shares well in excess of the Cap Amount.  Each provision of this Section 1 is subject to Section 2 below.

2. Failure to Comply. Notwithstanding any other provision contained herein, should the Company fail to comply with the terms and conditions of the Warrant, subject to Holder’s waiver given herein, upon Holder’s election, (a) Holder’s waiver given herein shall immediately be deemed withdrawn, (b) such waiver shall be deemed to have never been given, and (c) Holder shall be entitled to exercise the warrant for the full number of Warrant Shares calculated under the terms of the Warrant, without any reference whatsoever to this Waiver.

3. Ratification of the Warrant.  The Warrant shall be and remain in full force and effect in accordance with its terms and hereby is ratified and confirmed in all respects.  Except as expressly set forth herein, the execution, delivery, and performance of this Waiver shall not operate as a waiver of, or as a modification of, any right, power, or remedy of Holder under the Warrant, as in effect prior to the Effective Date.

4. Governing Law. This Waiver shall be governed by and interpreted in accordance with the laws of the State of Utah for contracts to be wholly performed in such state and without giving effect to the principles thereof regarding the conflict of laws. Each party consents to and expressly agrees that venue for Arbitration (as defined in Exhibit A attached hereto) of any dispute arising out of or relating to this Waiver and/or the Warrant or any agreement related thereto (collectively, the “Agreements”), or the relationship of the parties or their affiliates, shall be in Salt Lake County, Utah or Utah County, Utah. Without modifying the parties’ obligations to resolve disputes hereunder pursuant to the Arbitration Provisions (as defined below), for any litigation arising in connection with this Waiver or any of the other Agreements, each party (a) consents to and expressly submits to the exclusive personal jurisdiction of any state or federal court sitting in Salt Lake County, Utah, (b) expressly submits to the venue of any such court for the purposes hereof, and (c) waives any claim of improper venue and any claim or objection that such courts are an inconvenient forum or any other claim or objection to the bringing of any such proceeding in such jurisdictions or to any claim that such venue of the suit, action or proceeding is improper.

5. Arbitration. The parties shall submit all Claims (as defined in Exhibit A) arising under this Waiver or any of the other Agreements to binding arbitration pursuant to the arbitration provisions set forth in Exhibit A attached hereto (the “Arbitration Provisions”). The parties hereby acknowledge and agree that the Arbitration Provisions are unconditionally binding on the parties hereto and are severable from all other provisions of this Waiver and any of the other Agreements. Any capitalized term not defined in the Arbitration Provisions shall have the meaning set forth in this Waiver. By executing this Waiver, the Company represents, warrants and covenants that the Company has reviewed the Arbitration Provisions carefully, consulted with legal counsel about such provisions (or waived its right to do so), understands that the Arbitration Provisions are intended to allow for the expeditious and efficient resolution of any dispute hereunder, agrees to the terms and limitations set forth in the Arbitration Provisions, and will not take a position contrary to the foregoing representations. The Company acknowledges and agrees that Holder may rely upon the foregoing representations and covenants of the Company regarding the Arbitration Provisions.

6. Severability. If any part of this Waiver is construed to be in violation of any law, such part shall be modified to achieve the objective of the parties to the fullest extent permitted and the balance of this Waiver shall remain in full force and effect.

7. Further Assurances. Each party shall do and perform or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Waiver and the consummation of the transactions contemplated hereby.

8. Attorneys' Fees and Cost of Collection. In the event of any arbitration or action at law or in equity to enforce or interpret the terms of this Waiver, the parties agree that the party who is awarded the most money shall be deemed the prevailing party for all purposes and shall therefore be entitled to an additional award of the full amount of the attorneys’ fees, deposition costs, and expenses paid by such prevailing party in connection with arbitration or litigation without reduction or apportionment based upon the individual claims or defenses giving rise to the fees and expenses. Nothing herein shall restrict or impair an arbitrator’s or a court’s power to award fees and expenses for frivolous or bad faith pleading.

9. Counterparts.  This Waiver may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

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IN WITNESS WHEREOF, the undersigned have executed this Waiver as of the Effective Date.

COMPANY:

PURAMED BIOSCIENCE, INC.

By: _______________________________
Name: _______________________________
Title: ________________________________

HOLDER:

TONAQUINT, INC.

By:                 ________________________________
       John M. Fife, President

[Signature page to Waiver Regarding Warrant]

EXHIBIT A

ARBITRATION PROVISIONS

1. Dispute Resolution. For purposes of this Exhibit A, the term “Claims” means any disputes, claims, demands, causes of action, liabilities, damages, losses, or controversies whatsoever arising from related to or connected with the transactions contemplated in the Waiver and/or the Warrant or any agreement related thereto (collectively, the “Agreements”), and any communications between the parties related thereto, including without limitation any claims of mutual mistake, mistake, fraud, misrepresentation, failure of formation, failure of consideration, promissory estoppel, unconscionability, failure of condition precedent, rescission, and any statutory claims, tort claims, contract claims, or claims to void, invalidate or terminate any of the Agreements. The parties hereby agree that the arbitration provisions set forth in this Exhibit A (“Arbitration Provisions”) are binding on the parties hereto and are severable from all other provisions in the Waiver and other Agreements. As a result, any attempt to rescind any of the Agreements or declare any of them invalid or unenforceable for any reason is subject to these Arbitration Provisions. These Arbitration Provisions shall also survive any termination or expiration of the Warrant and any other Agreement.

2. Arbitration. Except as otherwise provided herein, all Claims must be submitted to arbitration (“Arbitration”) to be conducted in Salt Lake County, Utah or Utah County, Utah, and pursuant to the terms set forth in these Arbitration Provisions. The parties agree that the award of the arbitrator shall be final and binding upon the parties; shall be the sole and exclusive remedy between them regarding any Claims, counterclaims, issues, or accountings presented or pleaded to the arbitrator; and shall promptly be payable in United States dollars free of any tax, deduction or offset (with respect to monetary awards). Any costs or fees, including without limitation attorneys’ fees, incident to enforcing the arbitrator’s award shall, to the maximum extent permitted by law, be charged against the party resisting such enforcement. The award shall include interest of 18% per annum, both before and after the award. Judgment upon the award of the arbitrator will be entered and enforced by a state court sitting in Salt Lake County, Utah. The parties hereby incorporate herein the provisions and procedures set forth in the Utah Uniform Arbitration Act, U.C.A. § 78B-11-101 et seq. (as amended or superseded from time to time, the “Arbitration Act”). Pursuant to Section 78B-11-105 of the Arbitration Act, in the event of conflict between the terms of these Arbitration Provisions and the provisions of the Arbitration Act, the terms of these Arbitration Provisions shall control.

3. Arbitration Proceedings. Arbitration between the parties will be subject to the following procedures:

3.1. Pursuant to Section 110 of the Arbitration Act, the parties agree that a party may initiate Arbitration by giving written notice to the other party (“Arbitration Notice”) in the same manner that notice is permitted under the Warrant; provided, however, that the Arbitration Notice may not be given by email or fax. Arbitration will be deemed initiated as of the date that the Arbitration Notice is deemed delivered under the Warrant (the “Service Date”). After the Service Date, information may be delivered, and notices may be given, by email or fax pursuant to the Warrant. The Arbitration Notice must describe the nature of the controversy, the remedies sought, and the election to commence Arbitration proceedings. All Claims in the Arbitration Notice must be pleaded consistent with the Utah Rules of Civil Procedure.

3.2.  Within ten (10) calendar days after the Service Date, Holder shall select and submit to the Company the names of three arbitrators that are designated as “neutrals” or qualified arbitrators by Utah ADR Services (http://www.utahadrservices.com) (such three designated persons hereunder are referred to herein as the “Proposed Arbitrators”). For the avoidance of doubt, each Proposed Arbitrator must be qualified as a “neutral” with Utah ADR Services. Within ten (10) calendar days after Holder has submitted to the Company the names of the Proposed Arbitrators, the Company must select, by written notice to Holder, one (1) of the Proposed Arbitrators to act as the arbitrator for the parties under these Arbitration Provisions. If the Company fails to select one of the Proposed Arbitrators in writing within such 10-day period, then Holder may select the arbitrator from the Proposed Arbitrators by providing written notice of such selection to the Company. If Holder fails to identify the Proposed Arbitrators within the time period required above, then the Company may at any time prior to Holder designating the Proposed Arbitrators, select the names of three arbitrators that are designated as “neutrals” or qualified arbitrators by Utah ADR Service by written notice to Holder. Holder may then, within ten (10) calendar days after the Company has submitted notice of its selected arbitrators to Holder, select, by written notice to the Company, one (1) of the selected arbitrators to act as the arbitrator for the parties under these Arbitration Provisions. If Holder fails to select in writing and within such 10-day period one of the three arbitrators selected by the Company, then the Company may select the arbitrator from its three previously selected arbitrators by providing written notice of such selection to Holder. Subject to Paragraph 3.12 below, the cost of the arbitrator must be paid equally by both parties; provided, however, that if one party refuses or fails to pay its portion of the arbitrator fee, then the other party can advance such unpaid amount (subject to the accrual of 18% annual interest thereupon), with such amount added to or subtracted from, as applicable, the award granted by the arbitrator. If Utah ADR Services ceases to exist or to provide a list of neutrals, then the arbitrator shall be selected under the then prevailing rules of the American Arbitration Association. The date that the selected arbitrator agrees in writing to serve as the arbitrator hereunder is referred to herein as the “Arbitration Commencement Date”.

3.3. An answer and any counterclaims to the Arbitration Notice, which must be pleaded consistent with the Utah Rules of Civil Procedure, shall be required to be delivered to the other party within twenty (20) calendar days after the Service Date. Upon request, the arbitrator is hereby instructed to render a default award, consistent with the relief requested in the Arbitration Notice, against a party that fails to submit an answer within such time period.

3.4. The party that delivers the Arbitration Notice to the other party shall have the option to also commence legal proceedings with any state court sitting in Salt Lake County, Utah (“Litigation Proceedings”), subject to the following: (i) the complaint in the Litigation Proceedings is to be substantially similar to the claims set forth in the Arbitration Notice, provided that an additional cause of action to compel arbitration will also be included therein, (ii) so long as the other party files an answer to the complaint in the Litigation Proceedings and an answer to the Arbitration Notice, the Litigation Proceedings will be stayed pending an award of the arbitrator hereunder, (iii) if the other party fails to file an answer in the Litigation Proceedings or an answer in the Arbitration Proceedings, then the party initiating Arbitration shall be entitled to a default judgment consistent with the relief requested, to be entered in the Litigation Proceedings, and (iv) any legal or procedural issue arising under the Arbitration Act that requires a decision of a court of competent jurisdiction may be determined in the Litigation Proceedings. Any award of the arbitrator may be entered in such Litigation Proceedings pursuant to the Arbitration Act.

3.5. Pursuant to Section 118(8) of the Arbitration Act, the parties agree that discovery shall be conducted in accordance with the Utah Rules of Civil Procedure; provided, however, that incorporation of such rules will in no event supersede the Arbitration Provisions set forth herein, including without limitation the time limitation set forth in Paragraph 3.9 below, and the following:

(a) Discovery will only be allowed if the likely benefits of the proposed discovery outweigh the burden or expense, and the discovery sought is likely to reveal information that will satisfy a specific element of a claim or defense already pleaded in the Arbitration. The party seeking discovery shall always have the burden of showing that all of the standards and limitations set forth in these Arbitration Provisions are satisfied. The scope of discovery in the Arbitration proceedings shall also be limited as follows:

(i) To facts directly connected with the transactions contemplated by the Waiver or other Agreement.

(ii) To facts and information that cannot be obtained from another source that is more convenient, less burdensome or less expensive.

(b) No party shall be allowed (a) more than fifteen (15) interrogatories (including discrete subparts), (b) more than fifteen (15) requests for admission (including discrete subparts), (c) more than ten (10) document requests (including discrete subparts), or (d) more than three depositions (excluding expert depositions) for a maximum of seven (7) hours per deposition.

3.6. Any party submitting any written discovery requests, including interrogatories, requests for production, subpoenas to a party or a third party, or requests for admissions, must prepay the estimated attorneys’ fees and costs, as determined by the arbitrator, before the responding party has any obligation to produce or respond, subject to subparagraph (a) immediately below.

(a) All discovery requests must be submitted in writing to the arbitrator and the other party before issuing or serving such discovery requests. The party issuing the written discovery requests must include with such discovery requests a detailed explanation of how the proposed discovery requests satisfy the requirements of these Arbitration Provisions and the Utah Rules of Civil Procedure. Any party will then be allowed, within ten (10) calendar days of receiving the proposed discovery requests, to submit to the arbitrator an estimate of the attorneys’ fees and costs associated with responding to such written discovery requests and a written challenge to each applicable discovery request. After receipt of an estimate of attorneys’ fees and costs and/or challenge(s) to one or more discovery requests, the arbitrator will make a finding as to the likely attorneys’ fees and costs associated with responding to the discovery requests and issue an order that (A) requires the requesting the party to prepay the attorneys’ fees and costs associated with responding to the discovery requests, and (B) requires the responding party to respond to the discovery requests as limited by the arbitrator within a certain period of time after receiving payment from the requesting party. If a party entitled to submit an estimate of attorneys’ fees and costs and/or a challenge to discovery requests fails to do so within such 10-day period, the arbitrator will make a finding that (A) there are no attorneys’ fees or costs associated with responding to such discovery requests, and (B) the responding party must respond to such discovery requests (as may be limited by the arbitrator) within a certain period of time without any payment of such responding party’s attorneys’ fees and costs by the requesting party.

(b) In order to allow a written discovery request, the arbitrator must find that the discovery request satisfies the standards set forth in these Arbitration Provisions and the Utah Rules of Civil Procedure. The arbitrator must strictly enforce these standards. If a discovery request does not satisfy any of the standards set forth in these Arbitration Provisions or the Utah Rules of Civil Procedure, the arbitrator may modify such discovery request to satisfy the applicable standards, or strike such discovery request in whole or in part.

(c) Discovery deadlines will be set forth in a scheduling order issued by the arbitrator. The parties hereby authorize and direct the arbitrator to take such actions and make such rulings as may be necessary to carry out the parties’ intent for the arbitration proceedings to be efficient and expeditious.

3.7. Each party may submit expert reports (and rebuttals thereto), provided that such reports must be submitted by the deadlines established by the arbitrator. Expert reports must contain the following: (a) a complete statement of all opinions the expert will offer at trial and the basis and reasons for them; (b) the expert’s name and qualifications, including a list of all publications within the preceding 10 years, and a list of any other cases in which the expert has testified at trial or in a deposition or prepared a report within the preceding 10 years; and (c) the compensation to be paid for the expert’s study and testimony. The parties are entitled to depose any other party’s expert witness one time for no more than 4 hours. An expert may not testify in a party’s case-in-chief concerning any matter not fairly disclosed in the expert report.

3.8. All information disclosed by either party during the Arbitration process (including without limitation information disclosed during the discovery process) shall be considered confidential in nature. Each party agrees not to disclose any confidential information received from the other party during the discovery process unless (i) prior to or after the time of disclosure such information becomes public knowledge or part of the public domain, not as a result of any inaction or action of the receiving party, (ii) such information is required by a court order, subpoena or similar legal duress to be disclosed if such receiving party has notified the other party thereof in writing and given it a reasonable opportunity to obtain a protective order from a court of competent jurisdiction prior to disclosure; or (iii) disclosed to the receiving party’s agents, representatives and legal counsel on a need to know basis who each agree in writing not to disclose such information to any third party. Pursuant to Section 118(5) of the Arbitration Act, the arbitrator is hereby authorized and directed to issue a protective order to prevent the disclosure of privileged information and confidential information upon the written request of either party.

3.9. The parties hereby authorize and direct the arbitrator to take such actions and make such rulings as may be necessary to carry out the parties’ intent for the arbitration proceedings to be efficient and expeditious. Pursuant to Section 120 of the Arbitration Act, the parties hereby agree that an award of the arbitrator must be made within 150 days after the Arbitration Commencement Date. The arbitrator is hereby authorized and directed to hold a scheduling conference within ten (10) calendar days after the Arbitration Commencement Date in order to establish a scheduling order with various binding deadlines for discovery, expert testimony, and the submission of documents by the parties to enable the arbitrator to render a decision prior to the end of such 150-day period. The Utah Rules of Evidence will apply to any final hearing before the arbitrator.

3.10. The arbitrator shall have the right to award or include in the arbitrator’s award any relief which the arbitrator deems proper in the circumstances, including, without limitation, specific performance and injunctive relief, provided that the arbitrator may not award exemplary or punitive damages.

3.11. If any part of these Arbitration Provisions is found to violate applicable law or to be illegal, then such provision shall be modified to the minimum extent necessary to make such provision enforceable under applicable law.

3.12. The arbitrator is hereby directed to require the losing party to (i) pay the full amount of the costs and fees of the arbitrator, and (ii) reimburse the prevailing party the reasonable attorneys’ fees, arbitrator costs, deposition costs, and other discovery costs incurred by the prevailing party.

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